Exhibit 3.17

ARTICLES OF ORGANIZATION

OF

EMPI SALES LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Minnesota (particularly Chapter 322B, of the Minnesota Limited Liability Company Act and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Minnesota Act”), hereby certifies that:

FIRST:  The name of the limited liability company is Empi Sales LLC (hereinafter called the “limited liability company”).

SECOND:  The name of the registered agent and the address of the registered office of the limited liability company required to be maintained by Section 322B.13 of the Minnesota Act is CT Corporation System, 405 Second Avenue South, c/o CT Corporation System, Inc., Minneapolis, MN 55401.

THIRD:  The limited liability company will be managed by governors. The number of governors constituting the initial governors of the limited liability company shall be three, and the names and addresses of the initial governors are:

NAME	ADDRESS

Kenneth W. Davidson	9800 Metric Boulevard, Austin, TX 78758
Harry L. Zimmerman	9800 Metric Boulevard, Austin, TX 78758
William W. Burke	9800 Metric Boulevard, Austin, TX 78758

FOURTH:  The name and address of the organizer is:

NAME	ADDRESS

Harry L. Zimmerman	9800 Metric Boulevard, Austin, TX 78758

FIFTH:  This Certificate shall be effective as of the 1st day of January, 2007.

SIXTH:  The duration of the limited liability company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization of Empi Sales LLC this 1st day of January, 2007.

By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman, Organizer